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                                                                    Exhibit 10.8

December 22, 1999



Mr. Michael A. Gibbon
1340 Monk's Passage
Oakville, Ontario
L6M 1J5


Dear Michael:

This letter will confirm the agreement we have recently reached in connection with your ongoing employment with Imax Corporation ("Imax") from August 1, 1999 up to and including April 30, 2001. This letter will constitute an amendment of your employment agreement (the "Agreement") dated January 16, 1991 and confirm all provisions of the Agreement, except as may be amended by this letter.

1.  Term of Employment

In consideration of the agreements herein, you agree that your employment with Imax will terminate on April 30, 2001, or such earlier date as Imax may determine (the "Employment Term").


2. Compensation

(a)  Base Salary

You will be paid an annual base salary US$225,000 ("Base Salary") up to and including the date of which your employment terminates. Your Base Salary shall be converted to Canadian dollars at an exchange rate to be fixed on the last trading day of December of each calendar year of your employment. The exchange rate for 1999 will be US$1.00 equals CDN$1.53.
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(b)  Bonus

You shall continue to participate in the Imax Management Bonus Plan (as such Plan may be amended from time to time) and your target annual bonus shall be 25% of your Base Salary.

(c)  Stock Options

Stock options which have been granted to you under the Imax Corporation Stock Option Plan (the "Plan") shall continue to vest, subject to applicable law, in accordance with the terms of the various stock option agreements entered into between you and Imax. In consideration of the agreements herein, Imax shall permit the options to continue to vest beyond the termination of your employment. Such options shall be exercisable up to and including the date which is ten (10) years from the date of each grant, as defined in the Plan.

(d)  Termination Without Cause

In the event that Imax terminates your employment without cause before April 30, 2001, Imax shall continue to pay the Base Salary, your automobile allowance and your 25% target bonus (on a pro rated basis) and shall continue to provide employment benefits (to the extent paid for by the Company as at the date of termination) and subject to the consent of the applicable insurers, up to including April 30, 2001 (the "Severance Period"). You agree that Imax may deduct from any payment of Base Salary, the benefit plan contributions which are to be made by you during this period. In addition you agree that you will have no further right to receive any other compensation or benefits after such termination of your employment except as are necessary under the terms of applicable benefit plans or programs of Imax or as required by applicable law. All payments made to you hereunder shall be deemed to include all termination severance pay to which you are entitled pursuant to applicable statute and common law. The date of termination under this paragraph 2(d) shall be the date specified in the written notice from Imax.

(e)  Retirement Benefits

During the Employment Term, you shall be entitled to receive all of your current health and welfare benefits, including health, dental, short term disability, long term disability and life insurance benefits.

Should you become disabled during the Employment Term, you shall continue to receive the Stock Option benefits outlined in Section (c) above.

Effective April 30, 2001, you shall be entitled to receive retirement benefits offered by Imax's benefit provider as outlined to you, notwithstanding the minimum age requirement.
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3. Non-Solicitation, Confidentiality and Non-Competition

You agree to be bound by the terms of the Non-Solicitation, Confidentiality, Non-Competition provisions attached as Schedule "A" to this letter.


If you are in agreement with all of the foregoing, kindly execute the enclosed copy of this letter and return to the undersigned at your earliest convenience.



Yours very truly,

IMAX CORPORATION


Per:     /s/ Robert D. Lister
         --------------------
Name:  Robert D. Lister
Title: Senior Vice President,
       Legal Affairs & General Counsel


Per:     /s/ G. Mary Ruby
         ----------------
Name:  G. Mary Ruby
Title: Vice President, Legal Affairs



                               AGREED AND ACCEPTED
                               As of the 22 day of December, 1999.
                                         --



                               /s/ Michael A. Gibbon
                               ---------------------
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                                   Schedule A


               NON-SOLICITATION, CONFIDENTIALITY, NON-COMPETITION
               --------------------------------------------------

1.   Non-solicitation.  For so long as Michael A. Gibbon (the "Executive") is
     -----------------
     employed by Imax or receiving payment therefrom and continuing for two years thereafter, notwithstanding whether the Executive's employment is terminated with or without Cause or whether the Executive resigns, the Executive shall not, without the prior written consent of Imax, directly or indirectly, for the Executive's own benefit or the benefit of any other person, whether as a sole proprietor, member of a partnership, stockholder or investor (other than a stockholder or investor owning not more than a 5% interest), officer or director of a corporation, or as a trustee, executive, associate, consultant, principal or agent of any person, partnership, corporation or other business organization or entity other than Imax: (x) solicit or endeavour to entice away from Imax, any person or entity who is, or, during the then most recent 12-month period, was employed by, or had served as an agent or consultant of Imax; or (y) solicit, endeavour to entice away or gain the custom of, canvass or interfere with Imax's relationship with any person or entity who is, or was within the then most recent 12-month period, a supplier, customer or client (or reasonably anticipated to become a supplier, customer or client) of Imax and with whom the Executive had dealings during his employment with Imax. The Executive confirms that all restrictions in this Paragraph are reasonable and valid and waives all defences to the strict enforcement thereof.

2.   Non-Competition  For so long as the Executive is employed by Imax or
     ---------------
     receiving payment hereunder and continuing for a period of two years after the date of the termination of the employment of the Executive with Imax, notwithstanding whether the Executive's employment is terminated with or without Cause or whether the Executive resigns, the Executive shall not, without the prior written consent of Imax, directly or indirectly anywhere within Canada, the United States, Europe or Asia, as a sole proprietor, member of a partnership, stockholder or investor (other than a stockholder or investor owning not more than a 5% interest), officer or director of a corporation, or as a trustee, Executive, associate, consultant, principal or agent of any person, partnership, corporation or other business organization or entity other than Imax, render any service to or in any way be affiliated with a competitor (or any person or entity that is, at the time the Executive would otherwise commence rendering services to or become, affiliated with such person or entity, reasonably anticipated to become a competitor) of
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     Imax (a "Competitor"), which is engaged or reasonably anticipated to become engaged in designing or supplying large format theatres, designing or distributing projection or sound systems for large format theatres, designing or supplying digital or other electronic film, projection systems (regardless of image delivery system used) or sound technology, designing or supplying motion simulation attractions or producing or distributing films specifically for theatres or motion simulation attractions which use the technology or competitive technology to that referred to above. The Executive confirms that all restrictions in this Paragraph are reasonable and valid and waives all defenses to the strict enforcement thereof.

3.   Confidentiality. The Executive covenants and agrees with Imax that he will
     ----------------
     not at any time during employment hereunder or thereafter up to and including the date on which options granted to him by Imax under the Imax Corporation Stock Option Plan terminate, except in performance of his obligations to Imax hereunder or with the prior written consent of the senior operation officer of Imax, directly or indirectly, disclose or use any secret or confidential information that he may learn or has learned by reason of his association with Imax. The term "confidential information' includes information not previously disclosed to the public or to the trade by Imax's management, or otherwise in the public domain, with respect to Imax's products, facilities, applications and methods, trade secrets and other intellectual property, systems, procedures, manuals, confidential reports, product price lists, customer lists, technical information, financial information, business plans, prospects or opportunities, but shall exclude any information which (i) is or becomes available to the public or is generally known in the industry or industries in which Imax operates other than as a result of disclosure by the Executive in violation of his agreements under this Paragraph 3 or (ii) the Executive is required to disclose under any applicable laws, regulations or directives of any government agency, tribunal or authority having jurisdiction in the matter or under subpoena or other process of law. The Executive confirms that all restrictions in this Paragraph 3 are reasonable and valid and waives all defences to the strict enforcement thereof.

4.   Exclusive Property.  The Executive confirms that all confidential
     ------------------
     information is and shall remain the exclusive property of Imax. All business records, papers and documents regardless of the form of their records kept or made by Executive relating to the business of Imax shall be and remain the property of Imax, and shall be promptly returned by the Executive to Imax upon any termination of employment.

5.   Injunctive Relief.  Without intending to limit the remedies available to
     -----------------
     Imax, the Executive acknowledges that a material breach of any of the covenants contained herein will result in material and irreparable injury to Imax for which there is no adequate remedy at law, that it will not be possible to measure damages for such injuries precisely and that, in the event of such a breach or threat thereof, Imax
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                                      -3-



     shall be entitled to seek a temporary restraining order and/or a preliminary, interim or permanent injunction restraining the Executive from engaging in activities prohibited herein or such other relief as may be required specifically to enforce any of the covenants herein. The Executive waives any defences to the strict enforcement by Imax of the covenants contained herein. If for any reason it is held that the restrictions hereunder are not reasonable or that consideration therefor is inadequate, such restrictions shall be interpreted or modified to include as much of the duration and scope identified herein as will render such restrictions valid and enforceable.

6.   Representation.  The Executive represents and warrants that he is not
     ---------------
     subject to any non-competition covenant or any other agreement with any party which would in any manner restrict or limit his ability to render the services required of him hereunder.